EXHIBIT 5.1

910 LOUISIANA	AUSTIN	LONDON
HOUSTON, TEXAS	BEIJING	MOSCOW
77002-4995	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 713.229.1234	DUBAI	RIYADH
FAX +1 713.229.1522	HONG KONG	SAN FRANCISCO
BakerBotts.com	HOUSTON	WASHINGTON

January 13, 2020

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as counsel to Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale of an aggregate of up to 5,750,000 common units representing limited partner interests in the Partnership (the “Common Units”), 5,000,000 Common Units (the “Partnership Units”) of which are being offered by the Partnership and 750,000 Common Units (the “Selling Unitholder Units” and, together with the Partnership Units, the “Offered Units”) of which may be offered by the selling unitholders (the “Selling Unitholders”) named in the Underwriting Agreement (as defined below) pursuant to the underwriters’ option to purchase additional common units as set forth in that certain Underwriting Agreement, dated as of January 9, 2020 (the “Underwriting Agreement”), by and among the Partnership, Kimbell Royalty GP, LLC, a Delaware limited liability company (the “General Partner”), Kimbell Royalty Operating, LLC, a Delaware limited liability company, the Selling Unitholders, and Credit Suisse Securities (USA) LLC, as representative of the several underwriters named in Schedule I thereto. The Selling Unitholder Units will be issued upon the exchange of an equivalent number of common units representing limited liability company interests in Kimbell Royalty Operating, LLC, a Delaware limited liability company, together with an equivalent number of Class B units representing limited partner interests in the Partnership, pursuant to an Exchange Agreement, dated as of September 23, 2018 (the “Exchange Agreement”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the Registration Statement on Form S-3 (File No. 333-230986), as amended (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (ii) the prospectus included in the Registration Statement dated May 23, 2019 (the “Base Prospectus”); (iii) the prospectus supplement to the Base Prospectus dated January 9, 2020 (together with the Base Prospectus, the “Prospectus”); (iv) the Underwriting Agreement; (v) the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”); (vi) the Third Amended and Restated Agreement of Limited Partnership of the Partnership and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof; (vii) the First Amended and Restated Limited Liability Company Agreement of the General Partner and the Certificate of Formation of the General Partner, each as amended to the date hereof; (viii) the Exchange Agreement; and (ix) the partnership and limited liability company records of the Partnership and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, certificates of representatives of the Partnership and the General Partner and of public officials, and statutes, other instruments and documents as we deemed necessary or appropriate for the purposes of this opinion.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted

January 13, 2020

to us is accurate and complete. In addition, we have relied, without independent investigation, upon the factual accuracy of the representations and warranties contained in the certificates we examined. We have also assumed that (i) the Selling Unitholder Units will be issued in accordance with the Exchange Agreement and (ii) the Offered Units will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement and that certificates for the Offered Units, if any, will be duly countersigned, registered and electronically transmitted by the transfer agent and registrar for the Partnership, or, if uncertificated, valid book-entry notations will have been made in the share register of the Partnership in accordance with the provisions of the governing documents of the Partnership.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.                                      The Partnership Units have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement and as described in the Registration Statement, such Partnership Units will be validly issued under the Delaware LP Act, and purchasers of the Partnership Units will have no obligation to make further payments for their purchase of Partnership Units or contributions to the Partnership solely by reason of their ownership of the Partnership Units or their status as limited partners of the Partnership, except for their obligation to repay any funds wrongfully distributed to them or as they otherwise may have agreed.

2.                                      The Selling Unitholder Units have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement and the Exchange Agreement and as described in the Registration Statement, such Selling Unitholder Units will be validly issued under the Delaware LP Act, and purchasers of the Selling Unitholder Units will have no obligation to make further payments for their purchase of Selling Unitholder Units or contributions to the Partnership solely by reason of their ownership of the Selling Unitholder Units or their status as limited partners of the Partnership, except for their obligation to repay any funds wrongfully distributed to them or as they otherwise may have agreed.

The foregoing opinion is limited in all respects to the Delaware LP Act and the Delaware LLC Act, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.